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                                                                   Exhibit 7(h)

                                Amendment No. 2

Effective as of May 1, 2007, American Skandia Life Assurance Corporation ("Reinsured") and Pruco Reinsurance Ltd. ("Reinsurer") amend the Amended and Restated Automatic Coinsurance Agreement effective as of December 31, 2004 (the "Agreement"), reinsuring the Guaranteed Return Option (GRO) benefit riders written by the Reinsured as indicated below. This Amendment shall be attached to and become a part of the Agreement. All terms not otherwise defined herein are defined in the Agreement.

Article V - Payments by Reinsurer is deleted and replaced with the following:

   Benefits: As more fully described on Schedule B, the Reinsurer will pay the Reinsured the remaining obligation under the GRO benefit rider on the maturity date of the guarantee, to the extent that the guarantee exceeds the contract's account value, subject to the limits defined in Schedule A (2).

Article IX - General Provisions, paragraph 5 is amended to include the following at the end:

   No assignment or transfer shall be effective unless such assignment or transfer is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date, (ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

Article IX - General Provisions, paragraph 8 is amended to include the following at the end of the second paragraph:

   Failure to give such notice shall not excuse the obligation of the Reinsurer unless it is substantially prejudiced thereby.

Article XIII - Duration of Agreement, paragraph 1 is amended to include the following at the end:

   No termination shall be effective unless such termination is (i) filed with the Reinsured's appropriate domiciliary regulator(s) at least 30 days prior to the proposed effective date, (ii) not disapproved, (iii) made in writing, and (iv) signed by the parties hereto.

SCHEDULE B - Monthly Settlement Report, paragraph B - Due Reinsured is amended to read as follows:



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This Amendment does not alter, amend or modify the Agreement other than as set forth herein, and it is otherwise subject to all the terms and conditions of the Agreement together with all amendments and supplements thereto. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

BY:     -------------------------

NAME:   -------------------------

TITLE:  -------------------------

DATE:   -------------------------

PRUCO REINSURANCE LTD

BY:     -------------------------

NAME:   -------------------------

TITLE:  -------------------------

DATE:   -------------------------

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